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                                                                    EXHIBIT 99.1

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                    Immersion Completes Haptech Acquisition

SAN JOSE, Calif.--March 13, 2000--Immersion Corporation, (Nasdaq:IMMR), the pioneering developer of sensory interaction technology, today announced that it has completed its acquisition of Montreal-based Haptic Technologies Inc. (Haptech) for a combination of Immersion common stock and cash valued at approximately $7.0 million.

Haptech is a leading developer of haptic computer peripherals and software technologies designed to simulate the sense of touch. As a result of the acquisition Haptech becomes a wholly-owned subsidiary of Immersion and will continue operations in Montreal, Canada.

Similar to Immersion, Haptech develops and markets hardware and software that brings the sense of touch to computing environments. The acquisition of Haptech's technologies complements Immersion's affordable consumer-oriented technologies. For example, it is anticipated that Immersion's TouchSense(TM) technology will be combined with Haptech's expertise in the visually impaired market, making the Internet more accessible to the 6.5 million visually impaired Americans, who have encountered barriers while navigating the Internet. Through these joint technologies, a person who is visually impaired will be able to navigate the Windows(R) environment by "feeling" buttons, menus, and icons, while being guided simultaneously by voice commands.

"With the acquisition behind us, we look forward to joining the research and development efforts of both Haptech and Immersion, as we strive to bring affordable touch-enabled technologies to all consumers. Our aim is to enable the sense of touch on the PC and the Web, ultimately revolutionizing the way people interact with their computers," said Immersion CEO, Dr. Louis Rosenberg.

Through this acquisition, Immersion gains a number of Haptech's issued and pending patents, as well as hardware and software applications, including TouchWeb(TM), a technology for making the Internet accessible to visually impaired users. Immersion has also expanded its development team with highly experienced Haptech engineers, who will continue to develop new and existing technologies.

"The combination of technical talent in the field of haptics technologies between Immersion and Haptech are second to none in this emerging market," said Alain Pare, Haptech President and CEO. "We are looking forward to developing new touch-enabled technologies that will benefit all computer users."

     About Haptech (www.haptech.com)

Based in Montreal, Haptech is a technology licensing company and a leading developer of haptic computer peripherals and software technologies that bring the sense of touch to the computer environment. Haptech has patent pending and patented sensors, motors and electronic systems. Haptech works with strategic alliance partners to develop innovative force feedback solutions for their markets.

     About Immersion Corporation (www.immersion.com)

Founded in 1993, Immersion Corporation develops advanced hardware and software technologies that enable users to interact with computers using their sense of touch. Immersion's patented TouchSense(TM) technologies, enable computer peripheral devices to deliver tactile sensations that correspond to on-screen events. Immersion licenses its hardware and software technology, on which it holds 42 issued patents worldwide, to industry-leaders in order to integrate and implement its sensory interaction into professional simulation and modeling, consumer devices, and enabling

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technologies.

Statements made in this press release other than statements of historical fact are forward-looking statements, including those that reflect management's current forecast of certain aspects of the company's future. Forward-looking statements made in this press release are based on current information, which we have assessed but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward looking statements include statements regarding the anticipated benefits of the acquisition, the capabilities of the technologies described above, and the ability of Immersion to integrate voice commands into its touch-enabling technologies. The company's actual results might differ materially from those stated or implied by such forward looking statements due to risks and uncertainties associated with the company's business which include, but are not limited to, unforeseen technical difficulties in integrating Haptech's technology into Immersion's products, whether there will be consumer acceptance of touch-enabled technologies and products identified in this release, and general market and economic conditions.

Such risks and uncertainties are further outlined in Immersion's Prospectus dated November 12, 1999 included in its Registration Statement on Form S-1 filed with the Securities and Exchange Commission. These factors may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. The Company is not obligated to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

CONTACT: Immersion
Kimberly Firehammer, 408/467-1910 x309
kfirehammer@immersion.com
or
Haptic Technologies Inc.
Alain Pare, 514/987-9800 x109 or 514/909-4331
alain@haptech.com
or
A&R Partners
Yvette Lorenz-Machlan, 650/762-2827
ylorenz-machlan@arpartners.com